EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT, effective as of July 1, 2001 by and between Jaco Electronics, Inc., a New York corporation having offices at 145 Oser Avenue, Hauppauge, New York 11788 (“Jaco”), and Joel H. Girsky, residing at 29 Winter Lane, Dix Hills, New York 11746 (“Girsky”).

WHEREAS, Girsky is Chairman of the Board of Directors ("Chairman"), President, and Treasurer of Jaco;

        WHEREAS, Girsky’s last written employment agreement with Jaco was effective as of July 1, 1997 and was amended effective as of April 1, 2000;

        WHEREAS, Jaco and Girsky have agreed to further amend the employment agreement consistent with the terms hereof (the employment agreement as amended and restated is hereinafter referred to as the “Employment Agreement”); and

        WHEREAS, Jaco desires to have the continued services of Girsky, and Girsky desires to continue to be employed by Jaco, on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Term of Employment; Duties.

        1.1 Jaco hereby employs Girsky as Chairman and President of Jaco, and Girsky hereby agrees to serve Jaco in such capacities and to perform such duties consistent therewith as Jaco’s Board of Directors from time to time shall determine for a period commencing on July 1, 1997 (the “Effective Date”) and ending on the fourth (4th) anniversary of the Effective Date (the “Initial Term”), provided, however, the term of this Employment Agreement shall be automatically extended after each anniversary date of the Effective Date for an additional one year period following the Initial Term, unless either Jaco or Girsky shall provide a notice of non-renewal to the other party (the “Notice of Non-Renewal”), which notice shall be in writing and shall be delivered not less than 90 days prior to an anniversary date after the Effective Date (the “Employment Period”). In the event that a Notice of Non-Renewal is delivered by either party, this Employment Agreement shall continue for a period of three (3) years following the anniversary date which follows immediately after the date that a valid and effective Notice of Non-Renewal is delivered. By way of example, if the Notice of Non-Renewal is delivered after the third anniversary date and not less than 90 days prior to the fourth anniversary date of the Effective Date, this Employment Agreement shall continue until the seventh anniversary date of the Effective Date.

        Notwithstanding anything contained herein to the contrary, in the event that a Notice of Non-Renewal is delivered by either party at such time as Girsky is at least 70 years of age, then this Employment Agreement shall continue for a period of only one (1) year following the anniversary date which follows immediately after the date that a valid and effective Notice of Non-Renewal is delivered.

2. Compensation.

        2.1 For all services rendered pursuant to the terms hereof, Girsky shall receive a base salary of $325,000 for each of the 12 month periods (a “Contract Year”) ending on or before June 30, 2001, and effective July 1, 2001, Girsky shall receive a base salary of $375,000 for each Contract Year ending June 30, 2002, and each June 30, thereafter (“Base Salary”), which Base Salary shall be paid to Girsky in equal periodic installments not less frequently than monthly. In addition and not in lieu thereof, Girsky shall be entitled to receive such fringe benefits and to participate in such benefit plans and programs as are generally made available by Jaco to other senior executive employees, including, but not limited to, health insurance.

        2.2 Girsky shall receive a cash bonus (the “Cash Bonus”) for each Contract Year equal to (i) four percent (4%) of Jaco’s annual earnings before income taxes for the corresponding fiscal year if such earnings before income taxes are in excess of $1,000,000, and not more than $2,500,000 or (ii) six percent (6%) of Jaco’s earnings before income taxes for the corresponding fiscal year if such earnings before income taxes are in excess of $2,500,000 up to a maximum annual Cash Bonus of $720,000. If Jaco’s earnings before income taxes are in excess of $12,000,000 for any such fiscal year, in addition to the Cash Bonus of $720,000, Girsky shall receive such number of common stock options of Jaco as shall be negotiated between Girsky and Jaco at such time (the “Option Bonus” and, together with the Cash Bonus, the “Performance Bonus”). As used herein, the term “earnings before income taxes” shall mean the income of Jaco before extraordinary items and before payment of income taxes as shown on Jaco’s consolidated financial statements prepared in accordance with generally accepted accounting principles. The Performance Bonus shall be payable every year on November 1 for the preceding fiscal year.

        2.3 In addition to the Base Salary and Performance Bonus and not in lieu thereof, in accordance with Section 2.4 hereof, Girsky shall receive as additional compensation the product of $50,000, multiplied by the number of years which shall have passed since July 1, 1984 and until the end of the last day on which Girsky shall be employed hereunder (“Deferred Compensation”). Jaco may, but shall not be obligated to, set aside funds with which to pay the Deferred Compensation, it being understood and agreed that such funds are and shall be the sole and exclusive property of Jaco, free from any lien or claim of Girsky. Should Girsky so request, Jaco, in its sole and absolute discretion, may, but shall not be obligated to, invest such funds in one or more nationally recognized, institutionally managed mutual funds which invest in publicly traded equity or debt securities. Should Girsky make any such request and should Jaco make any such investment in accordance with such request, the Deferred Compensation shall be increased by an amount equal to any after tax gain or after tax income realized therefrom or reduced by an amount equal to any loss realized therefrom, as the case may be. For purposes of calculating after tax gain, income or loss for purposes of this Section 2.3, it shall be assumed that Jaco is taxable on its income at the highest applicable marginal rates.

        2.4 The Deferred Compensation shall become payable to Girsky in its entirety not later than January 15th of the year next following Girsky’s cessation of employment hereunder for any reason; provided, however, if Girsky continues to be employed by Jaco after the expiration of this Employment Agreement in a substantially similar executive position to that provided for hereunder, the Deferred Compensation shall not become payable to him until cessation of such employment, whether or not such employment is pursuant to a written agreement.

        2.5 (a) Upon Girsky’s death during the term hereof, his legal representative(s) shall be paid the sum of $375,000 (the “Death Benefit”), payable in twelve (12) equal monthly installments, commencing within thirty (30) days after Girsky’s death. In addition, upon Girsky’s death during the term hereof and to the extent that Girsky was eligible, his legal representative(s) shall be entitled to receive any other death benefits as are generally made available by Jaco to other senior executive employees, including, but not limited to, group term life insurance.

(b) Upon Girsky's retirement on account of permanent disability (as that term is defined in Section 4.2 below) during the term hereof, he shall be paid the sum of $500,000 (the "Disability Benefit") in twelve (12) equal monthly installments, commencing with the month in which Jaco receives the proceeds of the annuity or other endowment policy purchased for Girsky's benefit pursuant to the provisions of Section 2.6 below. If, for any reason, at the time of Girsky's retirement on account of permanent disability, Jaco does not have in force an annuity or other endowment policy for the benefit of Girsky, then, notwithstanding anything in this Employment Agreement to the contrary, Jaco shall commence monthly payments of the Disability Benefit in the month next succeeding the month of Girsky's retirement on account of permanent disability.

        2.6 Jaco shall use its best efforts to purchase insurance against Girsky becoming disabled (collectively, “Policies”), in sufficient amounts fully to fund its obligations to Girsky under Section 2.5(b) above. All such Policies shall be and shall remain the property of Jaco. Girsky shall cooperate fully with Jaco to enable Jaco to obtain such Policies.

        2.7 The obligations of Jaco to Girsky hereunder are general unsecured obligations of Jaco to Girsky, and Girsky shall have no security interest or other interest of any nature whatsoever in the Policies or the proceeds thereof (except as provided in Section 2.8 below), or in any other assets of Jaco. Jaco, in its absolute discretion, may establish any reserves or special accounts or segregate assets to fund such obligations. Girsky shall not sell, transfer, assign, pledge, encumber, hypothecate or otherwise alienate any right or entitlement of his hereunder. No such purported sale, transfer, assignment, pledge, encumbrance, hypothecation or other alienation shall have any force or effect or in any way be binding upon or be enforceable against Jaco. Except as otherwise provided by law, no such right or entitlement shall be subject to attachment or garnishment.

        2.8 If, at any time, Girsky ceases to be an employee of Jaco other than on account of death or retirement on account of permanent disability, Jaco, at Girsky’s option, shall transfer and assign to Girsky all its right, title and interest in the Policies and Jaco shall cause the premiums on the Policies to be fully paid up to the date of Girsky’s termination. Girsky shall refund to Jaco the pro rata portion (determined by the straight-line method) of premiums on the Policies, if any, paid by Jaco for any period beyond the termination date. Upon such termination of Girsky’s employment and upon complete assignment of all of the Policies to Girsky, Jaco shall have no further liability to Girsky for payment of premiums under the Policies or otherwise in respect of its obligations under Sections 2.5 and 2.6 hereof.

3. Services to be Provided.

        3.1 Girsky shall devote his best efforts and substantially all of his working time to the business of Jaco.

        3.2 Girsky shall perform all duties, obligations, and responsibilities assigned to him by the Board of Directors and ordinarily performed by a person employed as a senior executive officer, and shall devote his full attention to the performance of the duties assigned to him.

        3.3 If duly elected, Girsky shall also serve as a director of Jaco and as an officer and/or director of any of its subsidiaries, whether now existing or hereafter established or acquired, and he shall perform such duties as are assigned to him, from time to time, by the Board of Directors of Jaco or any of its subsidiaries.

4. Termination of Employment.

        4.1 During the Employment Period, Girsky’s employment may be terminated by the Board of Directors of Jaco on the occurrence of any one or more of the following events:

(a) The death of Girsky; (b) Subject to the provisions of Section 4.2 below, the disability of Girsky; or (c) For "Cause", which shall mean (i) the willful failure by Girsky substantially to perform his duties hereunder for reasons other than death or disability; (ii) the willful engaging by Girsky in misconduct materially injurious to Jaco; or (iii) the commission by Girsky of an act constituting common law fraud or a felony.

        4.2 If Girsky becomes mentally or physically disabled for a period of six (6) consecutive months so that he is not able to perform his duties substantially as contemplated herein (“Disability”), Jaco’s obligations to pay the Base Salary and the Performance Bonus shall cease from and after the last day of such six (6) month period and shall not be resumed unless and until Girsky shall have returned to his duties on a full time basis for a period of two (2) consecutive months. During such two (2) month period, Girsky shall be paid at the rates of Base Salary and Performance Bonus which would then have been prevailing hereunder had he not become so disabled. If Girsky’s Disability becomes permanent, Jaco, at its option, may terminate Girsky’s employment with Jaco and its obligation hereunder to pay the Base Salary and the Performance Bonus. Girsky’s Disability shall be deemed to have become permanent when, as a result of the injury or sickness, Girsky becomes wholly and continuously disabled and is thus prevented from performing the material and substantial duties of his employment as set forth in Section 1.1 above and while under the care of a physician.

5. Reimbursement of Expenses. Jaco shall reimburse Girsky for all reasonable expenses incurred in connection with the promotion of the business of Jaco, including expenses for travel, entertainment and similar expenses incurred by Girsky on Jaco’s behalf. No such reimbursement shall be made except upon the presentation by Girsky of an itemized account of such expenses or other evidence thereof for which reimbursement then is being sought, all in form reasonably satisfactory to Jaco.

6. Indemnity. Jaco, to the maximum extent it may provide indemnification to an officer or director under applicable law, shall indemnify Girsky and hold him harmless from any and all liability arising out of any act or failure to act undertaken by him in good faith while performing services for Jaco, and shall use its best efforts to obtain coverage for him under any insurance policy now in force or hereafter obtained during the Employment Period covering officers and directors of Jaco against claims made against them or any of them for any act or failure to act in such capacities. Jaco shall pay all expenses, including reasonable attorneys’ fees, actually or necessarily incurred by Girsky in connection with the defense of any action, suit, or proceeding arising out of any such claim and in connection with any appeal arising therefrom.

7. Disclosure of Information. All memoranda, notes, records, or other documents made or compiled by Girsky or made available to him during the course of his employment with Jaco concerning the business of Jaco shall be Jaco’s property and shall be delivered to Jaco by Girsky on the termination of Girsky’s employment. Unless authorized by Jaco, Girsky shall not use for himself or others or divulge to others, any proprietary or confidential information of Jaco obtained by him as a result of his employment. For purposes of this Section 7, the term “proprietary or confidential information” shall mean all information which (i) is known only to Girsky or to Girsky and employees, former employees, consultants of Jaco, or others in a confidential relationship with Jaco, (ii) relates to specific matters such as trade secrets, customers, potential customers, vendor lists, pricing and credit techniques, research and development activities, books and records, and commission schedules, as they may exist from time to time, which Girsky may have acquired or obtained by virtue of work heretofore or hereafter performed for or on behalf of Jaco or which he may acquire or may have acquired knowledge of during the performance of such work, and (iii) is not readily available to others. In the event of a breach or a threatened breach by Girsky of the provisions of this Section 7, Jaco shall be entitled to an injunction restraining Girsky from disclosing, in whole or in part, the aforementioned proprietary or confidential information of Jaco, or from rendering any services to any person, firm, corporation, association, or other entity to whom or to which such proprietary or confidential information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing contained herein shall be construed as prohibiting Jaco from pursuing any other remedies available to Jaco for such breach or threatened breach, including the recovery of damages from Girsky.

8. Restrictive Covenants.

        8.1 Girsky hereby acknowledges and recognizes the highly competitive nature of Jaco’s business and, accordingly, in consideration of the premises contained herein, agrees that during the Employment Period and thereafter until the Designated Date (as hereinafter defined) he will not: (i) directly or indirectly engage in any Competitive Activity (as hereinafter defined), whether such engagement shall be as an officer, director, employee, consultant, agent, lender, stockholder, or other participant; or (ii) assist others in engaging in any Competitive Activity. The term “Competitive Activity” shall mean and shall include soliciting, raiding, enticing, or inducing, individually or in concert with others, (i) any person or entity to be a customer for the same or similar services for which that person or entity engaged Jaco, if such person or entity

        (a) was a customer of Jaco’s during the Employment Period or at any time thereafter prior to the Designated Date, or (b) was solicited by Jaco to be a customer during the one-year period prior to the termination of this Employment Agreement; (ii) any manufacturer or supplier whose products are distributed by Jaco at the time this Employment Agreement is terminated to act as a manufacturer or supplier for any other party of the same or similar goods that it supplies to Jaco; or (iii) any employee of Jaco to leave Jaco or to do business with any enterprise or business which competes with Jaco.

        8.2 As used in this Section 8, the “Designated Date” shall mean any of the following dates:

(a) in the event Girsky willfully terminates his employment with Jaco in violation of this Employment Agreement prior to the expiration of the Employment Period, the term "Designated Date" shall mean the first anniversary of the date of such termination;

(b) in the event Jaco terminates the employment of Girsky under this Employment Agreement for Cause, the term "Designated Date" shall mean the first anniversary of the date of such termination; or

(c) in the event Jaco terminates the employment of Girsky without cause, the term "Designated Date" shall mean the date of such termination.

        8.3 It is the desire and intent of the parties that the provisions of this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Section 8 shall be adjudicated to be invalid or unenforceable in any such jurisdiction, such provision of this Section 8 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision of this Section 8 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this Section 8 is adjudicated to be too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Girsky hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

        8.4 In the event of a breach or threatened breach by Girsky of the provisions of this Section 8, Jaco shall be entitled to an injunction restraining him from such breach. Nothing contained herein shall be construed as prohibiting Jaco from pursuing any other remedies available to it for such breach or threatened breach or any other breach of this Employment Agreement.

9. Consolidation; Merger; Change of Control.

        9.1 In the event of any consolidation or merger of Jaco into or with another corporation during the Employment Period, and Jaco is not the surviving entity, or the sale of all or substantially all of the assets of Jaco to another corporation during the Employment Period, or in the event that fifty (50%) percent or more of the voting common stock of Jaco shall be owned by one or more individuals or entities, who are acting in concert or as part of an affiliated group (other than a group one of the members of which is Girsky) at any time during the Employment Period, (the occurrence of any of the foregoing, a “Change of Control”), then (i) within thirty (30) days of the occurrence of such event, Jaco shall pay or cause to be paid to Girsky a certified or cashier’s check in an amount equal to two hundred and ninety-nine percent (299%) of the average of Girsky’s “Base Amount” as computed in accordance with the Internal Revenue Code of 1986 (the “Code”) Section 280G(b)(3),and (ii) this Employment Agreement may be assigned by Jaco or any such successor or surviving corporation with the prior written consent of Girsky.

9.2 Notwithstanding the provisions of Section 9.1 above, any such payments shall be made only in an amount which, when taken together with the present value of all other payments to Girsky that are contingent on a Change of Control of Jaco, computed in accordance with the provisions of Section 280G(d)(4) of the Code, does not equal or exceed three times Girsky's "Base Amount", as computed in accordance with Code Section 280G(b)(3).

10. Continuing Health Benefits. Commencing upon the termination of Girsky’s employment with Jaco, and ending on the later to occur of (i) Girsky’s death, or (ii) the death of his spouse, Jaco shall permit Girsky, and to the extent eligible, his spouse, to participate in the regular health and medical benefit program provided by Jaco to the senior executive officers of Jaco as same may be amended from time to time, which health and medical benefits shall be paid for by Jaco, it being understood that Girsky and/or his spouse shall be covered under any prevailing health and medical program for which he/she/they is or are medically qualified at the same level as such benefits are provided to other senior executive officers.

11. Notices. Any notices required or permitted to be given under the provisions of this Employment Agreement shall be in writing and delivered personally, sent by recognized overnight courier or mailed by certified or registered mail, return receipt requested, postage prepaid to the persons and at the addresses first set forth above, or to such other person at such other address as any party may request by notice in writing to the other party to this Employment Agreement. Notices which are hand delivered or delivered by recognized overnight courier shall be effective on delivery. Notices which are mailed shall be effective on the third day after mailing.

12. Construction.
This Employment Agreement shall be construed in accordance with, and be governed by, the laws of the State of New York for contracts entered into and to be performed in New York.

13. Successors and Assigns. This Employment Agreement shall be binding on the successors and assigns of Jaco and shall inure to the benefit and be enforceable by and against its successors and assigns. This Employment Agreement is personal in nature and may not be assigned or transferred by Girsky without the prior written consent of Jaco.

14. Entire Agreement. This Employment Agreement contains the entire understanding and agreement between the parties relating to the subject matter hereof, and neither this Employment Agreement nor any provision hereof may be waived, modified, amended, changed, discharged, or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge, or termination is sought.

15. Counterparts.
This Employment Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, and all of which counterparts shall together constitute a single agreement.
16. Illegality.
In case any one or more of the provisions of this Employment Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, the legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
17. Captions.
The captions of the sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Employment Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     JACO ELECTRONICS, INC.

                                     By: /s/ Jeffrey D. Gash
                                     Name:Jeffrey D. Gash
                                     Title:Executive Vice President

                                     /s/ Joel Girsky
                                     Joel Girsky